Exhibit 5

[Letterhead of William L. Horton, Jr., Senior Vice President, Deputy General Counsel and Corporate Secretary of Verizon Communications Inc.]

January 20, 2026

Re:	Verizon Communications Inc. Registration Statement

on Form S-8 under the Securities Act of 1933

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-8 (the “Registration Statement”), which Verizon Communications Inc., a Delaware corporation (the “Company”), is filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, registering 750,000 shares of Common Stock (“Common Stock”), par value $.10 per share, of the Company (the “Shares”) issuable pursuant to outstanding and unvested awards of restricted stock units and performance stock units initially granted by Frontier Communications Parent, Inc. (“Frontier”) under its 2021 Management Incentive Plan and 2024 Management Incentive Plan (collectively, the “Frontier Plans”), which were assumed and converted into awards of time-based restricted stock units with respect to Common Stock of the Company at the effective time of the merger contemplated by the Agreement and Plan of Merger entered into by and among the Company, Frontier and France Merger Sub Inc., dated as of September 4, 2024. I, or attorneys under my direction, have reviewed the Registration Statement, the Company’s Restated Certificate of Incorporation and Bylaws, resolutions adopted by the Board of Directors of the Company, and such other documents and records as I have deemed appropriate for the purpose of giving this opinion.

Based upon the foregoing, I am of the opinion that:

1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

2.  All necessary corporate action on the part of the Company’s Board of Directors with respect to the issuance and sale of Shares to be purchased directly from the Company has been taken, and any Shares to be purchased directly from the Company will be legally issued, fully paid and nonassessable when such Shares shall have been issued and sold for the consideration contemplated in the Frontier Plans.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Registration Statement and to being named under the heading “Interests of Named Experts and Counsel” in the Registration Statement.

Very truly yours,

/s/ William L. Horton, Jr.